Exhibit 10.1
SECOND AMENDMENT TO THE NISOURCE INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2004)
     WHEREAS, NiSource Inc. (the “Company”) maintains the NiSource Inc. Supplemental Executive Retirement Plan, as amended and restated effective January 1, 2004 and as further amended effective January 28, 2005 (the “Plan”); and
     WHEREAS, pursuant to Section 7.5 of the Plan, the Company deems it desirable to amend the Plan as described below.
     NOW, THEREFORE, the second sentence of Section 7.5 is hereby amended, effective July 1, 2005, to read as follows:
“In addition, the Chief Executive Officer of the Company may amend any provision of the Plan, except for Articles III, IV and V which may only be amended by the Committee.”
     IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed on its behalf, by its officer duly authorized, this 26th day of August, 2005.

NISOURCE INC.
By:	/s/ Michael W. O’Donnell